Northrim News		EXHIBIT 99.1
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release
Date:	March 1, 2005
Contact:	Chris Knudson, EVPand Chief Operating Officer
Phone:	(907) 261-3304

Northrim Bank Purchases Interest in Employee Benefits Company

Anchorage, Alaska—March 1, 2005 —Northrim Bank (Nasdaq: NRIM) announced today that it has purchased an interest in RLFS LLC, to be renamed Northrim Benefits Group, to provide employee benefit services, including health insurance plans, to its customers.

Northrim now owns 10% of the company, with the option to purchase an additional 40.1% before December 31, 2005. The company offers employee benefit plans to businesses with five to 500 employees. Bruce Moore, who owns the remainder of the company, will continue to manage it. Moore has 31 years of experience in the financial services industry in Alaska, and is President of ICL Financial Services, an Alaskan company founded in 1974.

“Northrim continues to diversify our revenue sources to provide additional services to our customers, and to enhance shareholder value,” said Northrim President Marc Langland. “Through this purchase, we acquire an interest in an established employee benefits business that has a good market position and a commitment to customer service.”

A new line of business for Northrim Benefits Group is high-deductible medical plans. A high-deductible health plan combined with individual Health Savings Accounts –a medical savings account created by Congress to allow consumers to save tax-free dollars for health care costs – may allow a small business to offer employee health benefits more affordably while giving the company’s employees more flexibility in purchasing health care services.

Northrim Bank is a full-service commercial bank that provides a full range of personal and business banking services. With locations in Anchorage, Eagle River, Wasilla and Fairbanks, Alaska, Northrim Bank differentiates itself with a “Customer First Service” philosophy.

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